Contacts: West Michael A. Anderson Vice President and Treasurer (610) 594-3345	Investors and Financial Media: Westwicke Partners John Woolford / Stefan Loren (443) 213-0506

West Announces Second Quarter 2010 Results
- Sales Grew Over 8% Excluding Currency and Acquisitions -
- Adjusted Diluted EPS Increased 10% to $0.64 -
- Revises 2010 EPS Expectations Primarily for Foreign Currency -
- Conference Call Scheduled for 9 a.m. Today -

Lionville, PA August 3, 2010 – West Pharmaceutical Services, Inc. (NYSE: WST) today announced its financial results for the second quarter of 2010.  Summary comparative results were as follows:

	Three Months Ended June 30
($ millions, except per-share data )	2010	2009

Net Sales	$281.8	$261.0
Gross Profit	83.2	78.7
Reported Operating Profit	30.5	28.7
Adjusted Operating Profit (1)	30.9	29.1
Reported Diluted EPS	$0.62	$0.57
Adjusted Diluted EPS(1)	$0.64	$0.58

(1) See “Restructuring and Other Items” section of the release and “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release.

Consolidated sales grew by $20.8 million, or 8.0%, in the second quarter compared to the 2009 period, and included $5.6 million of adverse foreign currency translation and $4.9 million of revenue from businesses acquired since the prior-year quarter. Excluding those items, sales increased $21.5 million, or 8.3%, from the second quarter of 2009, and revenue in both of the Company’s business segments grew by 8% or more.

Gross profit of $83.2 million increased $4.5 million, or 5.8%, from the second quarter of 2009, and the gross profit margin of 29.5% was 0.7 percentage points lower than in the prior-year period. The recently acquired businesses accounted for 0.5 percentage points of the decline in gross margin. Higher manufacturing costs were also a factor but were substantially offset by the benefits of an otherwise more profitable sales mix and production-related efficiencies.

Lower stock-based compensation and U.S. pension expenses limited the earnings impact of lower gross margins and other increases in SG&A and R&D costs. Adjusted Operating Profit improved by $1.8 million, to $30.9 million, yielding an operating margin of 11.0%, comparable to the 11.1% margin achieved in the same period last year.

Executive Commentary

“The Company’s second quarter results were in line with our earlier guidance despite the adverse impact of currency on our international businesses,” said Donald E. Morel Jr., PhD, the Company’s Chairman and Chief Executive Officer. “Sales growth was particularly strong in higher-value Pharmaceutical Packaging Systems product lines and sales in Pharmaceutical Delivery Systems were also up on a ”same store” basis, with additional sales gains generated by recently acquired businesses. The contract manufacturing business held its own in the face of some significant challenges, and we made substantial progress in our primary development programs.”

“In terms of our earnings expectations, we are revising our full-year guidance to between $2.08 and $2.20 of Adjusted Diluted EPS to reflect the anticipated impact of foreign currency exchange rates and related geographic mix, a planned increase in R&D spending, and a more cautious estimate of the composition of second-half sales.”

“The order backlog for Pharmaceutical Packaging Systems remains strong, indicating that normal order patterns should fill in our sales and production plans for the remainder of 2010. However, the order book does not provide the same degree of confidence in fourth quarter sales as it might have in the past because customers continue to tightly manage inventories by taking advantage of our shortened lead-times. In Pharmaceutical Delivery Systems, sales of proprietary products are expected to increase, while scheduled price reductions on some mature business will limit growth on the contract business.”

 “Customer interest in our proprietary development programs is growing and we are accelerating our preparations for commercial-scale production. We booked our first large-scale order for Daikyo Crystal Zenith® one milliliter syringes and are on plan with validation of the new four-cavity production cell. In addition, we anticipate finalizing several significant, customer-funded development agreements this year for both the CZ syringe and the Confidose® Auto-injector.”

Pharmaceutical Packaging Systems

Second-quarter Pharmaceutical Packaging Systems sales of $200.9 million were 5.7% higher than the second quarter of 2009, despite $4.4 million of unfavorable currency translation.  Excluding currency effects, sales grew 8.0% over the prior-year period.  Growth in sales of Westar®-processed and FluroTec®- and Teflon®-coated products accounted for most of the increase, with sales of Envision™-inspected products also contributing.  Lower sales of standard products were largely associated with specific customer inventory reductions.

Geographically, sales grew across all major regions, with currency effects dampening growth in European sales by $6.4 million, while adding approximately $1.0 million to reported sales in each of the smaller Asia-Pacific and South American markets.

The growth in high-value products combined with production efficiencies to more than offset increases in other manufacturing costs. As a result, gross profit increased $4.6 million over the prior-year quarter, to $67.5 million, and gross margin improved by 0.5%, to 33.6% in the quarter.

R&D costs rose $0.5 million to $2.6 million on increased development work relating to high-value products, including Westar RU sterilized, ready-to-use components. Pharmaceutical Packaging Systems SG&A costs of $26.4 million were $0.8 million higher compared to the prior-year quarter, an increase of 3.1% (3.5% excluding currency translation), or less than half of the sales growth rate.  Increases in annual salaries and incentive compensation were partially offset by reduced external consulting costs.  Other expenses of $0.9 million were due primarily to net foreign currency transaction losses attributed to market volatility during the quarter. As a result, operating profit grew 6.2% compared to the second quarter of 2009, to $37.6 million.

Pharmaceutical Delivery Systems

Pharmaceutical Delivery Systems sales were $82.0 million in the quarter, $9.9 million, or 13.7%, higher than in the second quarter of 2009, net of $1.2 million, or 1.7 percentage points, of unfavorable currency translation.  The current quarter included $4.9 million of sales of businesses acquired since the second quarter of 2009, including $4.7 million of Eris™ safety syringe revenue. Excluding currency and acquisitions, revenue grew by $6.2 million, or 8.6%, reflecting increased sales of proprietary safety and administration systems, Daikyo Crystal Zenith containers and luer-lock syringes and modest gains in contract manufacturing revenue from healthcare, consumer and personal care products. Approximately 80% of segment revenues are from contract manufacturing, while 20% are from proprietary products, up from 15% in the immediately preceding quarter and primarily from drug reconstitution aids and safety and administration products, including the recently acquired safety syringe products.

Gross profit declined slightly to $15.7 million and gross profit margin declined 2.8 percentage points to 19.1% from the same period last year, reflecting $1.4 million of lower price under a mature manufacturing services agreement, and $4.7 million of sales that generated no gross profit under the terms of a pre-existing supply agreement for the Eris safety syringe.  These more than offset the positive effects of an otherwise stronger sales mix, primarily attributable to the increases in other proprietary product sales.

Research and development costs increased by $0.5 million on increasing development activity relating to proprietary products, including that associated with recently acquired businesses.  SG&A costs were $0.9 million higher than in the second quarter of 2009. $0.3 million of that increase was attributable to acquired businesses, and the balance to higher costs, including sales commissions, new product support and increased organizational costs following the January 2010 business segment realignment. Those increases were partially offset by employee benefit costs that were $0.5 million lower compared to the 2009 period.  As a result, second quarter operating profit of $3.6 million was $1.4 million lower than in the same period last year.

Corporate and Other

U.S. pension expense decreased by $0.5 million in the second quarter, to $3.6 million, as a result of the effects of increased asset balances associated with improved 2009 investment returns, partially offset by increases in the present values of pension obligations associated with lower, market-based discount rates.  Similar quarterly decreases are expected through the remainder of the year.

Stock-based compensation expense decreased $1.4 million compared to the prior-year quarter due primarily to the effects of changes in the Company’s share price, which declined during the current quarter and had risen during the same period last year. Other unallocated corporate, general and administrative costs were $0.9 million higher in the quarter due to increased performance-based compensation costs for 2010 and higher external consulting service costs.

Net interest expense of $3.8 million was $0.4 million higher in the 2010 quarter primarily as result of lower capitalization of interest. Excluding items described in “Restructuring and Other Items”, the quarterly effective tax rate was 23.0% in the current period, compared to 24.2% in the prior-year period, due primarily to the shifting geographic mix of earnings.

Net income includes $1.6 million of equity in earnings of affiliated companies in which the Company owns a minority interest.  The $1.0 million increase compared to the prior-year quarter was primarily attributed to improved operating results in Daikyo Seiko, Ltd., in which the Company holds a 25% equity ownership interest.

Restructuring and Other Items

In the fourth quarter of 2009, West announced a restructuring plan for certain U.S. businesses.  During the second quarter of 2010, $0.4 million of related restructuring costs were incurred ($0.2 million after-tax), and a total of $1.0 million of related charges have been incurred in the first six months of 2010.  The Company expects to incur a total of between $0.5 million and $0.7 million in related restructuring charges during the remainder of 2010. Also included in results for the second quarter of 2010 was $0.5 million of discrete tax costs resulting primarily from an increase in self-assessed taxes for an earlier year.

Financial Guidance

The Company’s updated revenue and earnings expectations for calendar year 2010 are summarized as follows:

($ millions, except Adjusted Diluted EPS(2))	Revenue	Gross Profit %
Pharmaceutical Packaging Systems Segment	$770 - $790	33.3%
Pharmaceutical Delivery Systems Segment	$310 - $320	19.3%
Consolidated	$1,080 - $1,110	29.5%
Adjusted Diluted EPS(2)	$2.08 - $2.20

The Company’s guidance has been revised to reflect its current expectations for 2010. Notable changes to earlier guidance include an approximately $0.11 per share increase in the adverse effects of foreign exchange on full-year operating results, and $0.04 per share of incremental R&D and marketing costs associated with new product development initiatives. The balance of the change reflects the more cautious forecast of product mix in the second half of 2010, net of other changes in estimates for the year.

The Company expects that comparisons of results for the remainder of 2010 to corresponding 2009 periods will be less favorable than in the first two quarters of the year. Atypical seasonality in the Company’s sales during 2009 resulted in much stronger results in the second half of that year, an effect that was more pronounced because of the benefits of substantial non-recurring sales associated with the H1N1 pandemic, which contributed approximately $0.16 per share in the second half of 2009, and of a relatively weak U.S. dollar. At assumed exchange rates(2), currency will have an adverse impact of between $0.10 and $0.12 per share in the second half of 2010 compared to the 2009 period. The effects of these items on comparative results are expected to be more significant in the fourth quarter than in the third quarter of 2010.

The Company now expects that full-year 2010 capital spending will be between $100 million and $110 million.

The items described in “Supplemental Information and Notes to Non-GAAP Financial Measures”, which are excluded from calculation of Adjusted Diluted EPS, and similar items that are incurred during the remainder of the year, are also excluded from the guidance for Adjusted Diluted EPS for the year 2010.

(2)
See corresponding notes under “Supplemental Information and Notes to Non-GAAP Financial Measures” in the tables following the text of this release. The principal currency assumption in these estimates is for the translation of the Euro at $1.30 for the remainder of 2010.

Second-Quarter Conference Call

The Company will host a conference call to discuss the results and business expectations at 9:00 a.m. Eastern Time today. To participate on the call please dial 866-804-6928 (U.S.) or 857-350-1674 (International). The passcode is 97713326.

The Company will employ a slide presentation in connection with the conference call.  The slide presentation and a live broadcast of the conference call will be available at the Company’s web site, www.westpharma.com, in the “Investors” section.  Please allow extra time prior to the call to visit the site and download the software required to view the slide presentation and listen to the Internet broadcast.  An online archive of the broadcast will be available at the site two hours after the live call and will be available through Tuesday, August 10, 2010, by dialing 888-286-8010 (U.S.) or 617-801-6888 (International) and entering passcode 45947637.

WEST PHARMACEUTICAL SERVICES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended June 30,				Six Months Ended June 30,
	2010		2009		2010		2009
Net sales	$281.8	100%	$261.0	100%	$556.5	100%	$503.4	100%
Cost of goods and services sold	198.6	71	182.3	70	391.1	70	355.4	71
Gross profit	83.2	29	78.7	30	165.4	30	148.0	29
Research and development	5.7	2	4.7	2	11.1	2	8.9	2
Selling, general and administrative expenses	45.8	16	45.1	17	92.4	17	88.0	17
Restructuring and other items	0.4	-	0.4	-	1.0	-	1.1	-
Other expense, net	0.8	-	(0.2)	-	1.5	-	0.1	-
Operating profit	30.5	11	28.7	11	59.4	11	49.9	10
Interest expense, net	3.8	1	3.4	1	7.7	2	7.0	1
Income before income taxes	26.7	10	25.3	10	51.7	9	42.9	9
Income tax expense	6.6	2	6.1	2	12.7	2	8.6	2
Equity in net income of affiliated companies	1.6	-	0.5	-	2.6	-	0.8	-
Net Income	$21.7	8%	$19.7	8%	$41.6	7%	$35.1	7%

Net income per share:
Basic	$0.65		$0.60		$1.25		$1.07
Assuming Dilution	$0.62		$0.57		$1.19		$1.03

Average common shares outstanding	33.3		32.8		33.2		32.7
Average shares assuming dilution	36.7		36.2		36.6		36.2

WEST PHARMACEUTICAL SERVICES
REPORTING SEGMENT INFORMATION
(UNAUDITED)
(in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Net Sales:	2010	2009	2010	2009
Pharmaceutical Packaging Systems	$200.9	$190.1	$399.8	$366.5
Pharmaceutical Delivery Systems	82.0	72.1	158.9	139.6
Eliminations	(1.1)	(1.2)	(2.2)	(2.7)
Consolidated Total	$281.8	$261.0	$556.5	$503.4

Operating Profit (Loss):
Pharmaceutical Packaging Systems	$37.6	$35.4	$77.4	$64.3
Pharmaceutical Delivery Systems	3.6	5.0	4.8	8.1
U.S. pension expense	(3.6)	(4.1)	(7.2)	(8.2)
Stock-based compensation expense	(0.9)	(2.3)	(3.2)	(3.7)
General corporate costs	(5.8)	(4.9)	(11.4)	(9.5)
Adjusted Operating Profit	30.9	29.1	60.4	51.0
Restructuring and other items	(0.4)	(0.4)	(1.0)	(1.1)
Reported Operating Profit	$30.5	$28.7	$59.4	$49.9

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2010
(in millions, except per share data)

	As Reported June 30, 2010	Restructuring & other	Discrete tax items	Non-GAAP June 30, 2010
Operating profit	$30.5	$0.4	$-	$30.9
Interest expense, net	3.8	-	-	3.8
Income before income taxes	26.7	0.4	-	27.1
Income tax expense	6.6	0.2	(0.5)	6.3
Equity in net income of affiliated companies	1.6	-	-	1.6
Net income	$21.7	$0.2	$0.5	$22.4

Net income per diluted share	$0.62	$0.01	$0.01	$0.64

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
THREE MONTHS ENDED JUNE 30, 2009
(in millions, except per share data)

	As Reported June 30, 2009	Restructuring & other	Non-GAAP June 30, 2009
Operating profit	$28.7	$0.4	$29.1
Interest expense, net	3.4	-	3.4
Income before income taxes	25.3	0.4	25.7
Income tax expense	6.1	0.2	6.3
Equity in net income of affiliated companies	0.5	-	0.5
Net income	$19.7	$0.2	$19.9

Net income per diluted share	$0.57	$0.01	$0.58

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2010
(in millions, except per share data)
	As Reported June 30, 2010	Restructuring & other	Discrete tax items	Non-GAAP June 30, 2010
Operating profit	$59.4	$1.0	$-	$60.4
Interest expense, net	7.7	-	-	7.7
Income before income taxes	51.7	1.0	-	52.7
Income tax expense	12.7	0.4	(0.5)	12.6
Equity in net income of affiliated companies	2.6	-	-	2.6
Net income	$41.6	$0.6	$0.5	$42.7

Net income per diluted share	$1.19	$0.02	$0.01	$1.22

WEST PHARMACEUTICAL SERVICES
NON-GAAP MEASURES (UNAUDITED)
SIX MONTHS ENDED JUNE 30, 2009
(in millions, except per share data)

	As Reported June 30, 2009	Restructuring & other	Discrete tax items	Non-GAAP June 30, 2009
Operating profit	$49.9	$1.1	$-	$51.0
Interest expense, net	7.0	-	-	7.0
Income before income taxes	42.9	1.1	-	44.0
Income tax expense	8.6	0.4	1.7	10.7
Equity in net income of affiliated companies	0.8	-	-	0.8
Net income	$35.1	$0.7	$(1.7)	$34.1

Net income per diluted share	$1.03	$0.02	$(0.05)	$1.00

Please refer to the “Notes to Non-GAAP financial measures” for more information.
Non-GAAP measures are intended to explain or aid in the use of, not as a substitute for, the related GAAP financial measure.

West Pharmaceutical Services, Inc.
SUPPLEMENTAL INFORMATION AND NOTES TO NON-GAAP FINANCIAL MEASURES

For additional details, please see the attached financial schedules and Safe Harbor Statement.

(1)
“Adjusted operating profit” and its components and “adjusted diluted earnings per share (EPS)” are defined as reported operating profit and reported diluted EPS excluding the impact of restructuring costs, discrete tax items and certain other significant items, as described below.  These measures are presented because management uses them in evaluating the results of the operations of the Company and to compare operating results to prior periods, and believes that this information provides users of the financial statements a valuable insight into the operating results.

The items excluded from adjusted operating profit and adjusted diluted EPS are:

Restructuring & Other Charges:  During the second quarter and first six months of 2010, we incurred restructuring and other charges as part of our restructuring plan announced in the fourth quarter of 2009.  The majority of these charges relate to fixed asset relocation and other related costs incurred as part of a plan to consolidate certain manufacturing operations and support functions.

During the second quarter and first half of 2009, we incurred restructuring and other related charges as part of our plan to rationalize the plant capacity and workforce of our former Tech Group segment, which is now considered part of Delivery Systems. The majority of these charges related to severance and other post-employment benefits and a smaller portion resulted from asset write-offs and other related costs. The restructuring program was substantially completed during the second quarter of 2009.

Discrete Tax Items:  During the second quarter of 2010, we recognized $0.5 million in discrete tax charges, the majority of which resulted from adjustments to reconcile our estimated prior-year tax provision for certain jurisdictions to tax returns prepared in the current year.

During the first quarter of 2009 we recognized a discrete tax benefit of $1.7 million principally resulting from the completion of a tax audit and the expiration of open tax periods in certain foreign tax jurisdictions.

(2)	Reconciliation of 2010 Adjusted Guidance to 2010 Reported Guidance is as follows:

Full Year 2010 Guidance (3)
Diluted Earnings Per Share
Adjusted guidance	$2.08 to $2.20
Restructuring, net of tax	(0.03)
Discrete tax items	(0.01)
Reported guidance	$2.04 to $2.16

(3)	Reflects relative currency exchange rate assumptions, most significantly the Euro, which is estimated for the remainder of the year at $1.30 per Euro.

WEST PHARMACEUTICAL SERVICES
CASH FLOW ITEMS
(UNAUDITED)
(in millions)

	Six Months Ended June 30,
	2010	2009
Depreciation and amortization	$35.4	$31.5
Operating cash flow	$43.1	$46.1
Capital expenditures	$32.6	$48.8

WEST PHARMACEUTICAL SERVICES
FINANCIAL CONDITION
(UNAUDITED)
(in millions)

	As of June 30, 2010	As of December 31, 2009
Cash and Cash Equivalents	$67.5	$83.1
Debt	$357.2	$379.6
Equity	$571.0	$579.1
Net Debt to Total Invested Capital †	33.7%	33.9%
Working Capital	$245.3	$226.1

† Net Debt and Total Invested Capital are Non-GAAP measures.  Net Debt is determined by reducing total debt by the amount of cash and cash equivalents.  Total Invested Capital is the sum of Net Debt and Equity.

 Forward Looking Statements

This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates and forecasts.  Statements that are not historical facts, including statements that are preceded by, followed by, or that include, words such as “estimate,” “expect,” “intend,” “believe,” “plan,” “anticipate” and other words and terms of similar meaning are forward-looking statements.  West’s estimated or anticipated future results, product performance or other non-historical facts are forward-looking and reflect our current perspective on existing trends and information.

Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to known or unknown risks or uncertainties, and therefore, actual results could differ materially from past results and those expressed or implied in any forward-looking statement.  You should bear this in mind as you consider forward-looking statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Important factors that may affect future results include, but are not limited to, the following:

Revenue and profitability:

•	sales demand and our ability to meet that demand;

•	competition from other providers in our businesses, including customers’ in-house operations, and from lower-cost producers in emerging markets, which can impact unit volume, price and profitability;

•	customers’ changing inventory requirements and manufacturing plans that alter existing orders or ordering patterns for the products we supply to them;

•
the timing, regulatory approval and commercial success of customer products that incorporate our products, including the availability and scope of relevant public and private health insurance reimbursement for prescription products, medical devices and components, and medical procedures in which our customers’ products are employed or consumed;

•	average profitability, or mix, of products sold in any reporting period;

•	maintaining or improving production efficiencies and overhead absorption;

•
the timeliness and effectiveness of capital investments, particularly capacity expansions, including the effects of delays and cost increases associated with construction, availability and cost of capital goods, and necessary internal, governmental and customer approvals of planned and completed projects, and the demand for goods to be produced in new facilities;

•	dependence on third-party suppliers and partners, some of which are single-source suppliers of critical materials and products, including our Japanese partner and affiliate Daikyo Seiko, Ltd.;

•
the availability and cost of skilled employees required to meet increased production, managerial, research and other needs, including professional employees and persons employed under collective bargaining agreements;

•	interruptions or weaknesses in our supply chain, which could cause delivery delays or restrict the availability of raw materials and key purchased components and finished products;

•	raw material price escalation, particularly petroleum-based raw materials, and our ability to pass raw material cost increases on to customers through price increases;

•	reduction of selling prices under contracts requiring periodic price adjustments based on published cost-of-living or similar indices;

•
claims associated with product quality, including product liability, and the related costs of defending, and the availability and affordability of insurance indemnifying us for the cost of such claims;

•	credit risk on accounts receivable and certain prepayments made in the normal course of business; and

•	access to sufficient financial liquidity.

Other Risks:

•	the cost and progress of development, regulatory approval and marketing of new products as a result of our research and development efforts;

•
the defense of self-developed or in-licensed intellectual property, including patents, trade and service marks and trade secrets, the costs related to these defenses, their impact on our ability to conduct business in certain geographic regions and any impairment of assets arising out of such disputes;

•
dependence of normal business operations on information and communication systems and technologies provided, installed or operated by third parties, including costs and risks associated with recent and planned upgrades to existing business systems;

•	the effects of a prolonged U.S. or global economic downturn or recession;

•	the relative strength of the U.S. dollar in relation to other currencies, particularly the Euro, British Pound, Danish Krone, Singapore Dollar, and Japanese Yen;

•	changes in tax law or loss of beneficial tax incentives;

•	the conclusion of unresolved tax positions inconsistent with currently expected outcomes;

•
significant losses on investments of pension plan assets relative to expected returns on those assets, and changes in market interest rates that are relevant to the measurement of pension plan obligations,  could further increase our pension expense and funding obligations in future periods;

•	the potential adverse effects of recently-enacted U.S. healthcare legislation on our costs, customer demand, product pricing and profitability;

•
the potential adverse effects of the Dodd-Frank Wall Street Reform and Consumer Protection Act, including effects on our costs, access to capital, liquidity and ability to hedge certain risks on commercially reasonable terms;

•	the potential for additional costs resulting from the enactment of significant climate-change legislation;

•	the potential for acquired businesses to perform below current expectations; and

other risks and uncertainties detailed in West’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K and our periodic reports on Form 10-Q and Form 8-K.  You should evaluate any statement in light of these important factors.